FIRST AMENDMENT
TO
STOCK PURCHASE WARRANT

            This First Amendment to Stock Purchase Warrant (this "First Amendment") is dated April 15, 2005, by and among by and between Home Solutions of American, Inc., a Delaware corporation (the "Company"), and Petra Mezzanine Fund, L.P., a Delaware limited partnership ("Petra").

            WHEREAS, on March 31, 2005, the Company issued that certain Stock Purchase Warrant (so called herein) to Petra;

            WHEREAS, the Company and Petra desire to amend the Stock Purchase Warrant, as set forth herein.

            NOW THEREFORE, in consideration of the following good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the mutual promises and agreements herein contained, including the recitals set forth hereinabove, the parties agree as follows:

1.         "Frank J. Fadella" shall be deleted in Section 5(b), and replaced with "Frank J. Fradella".

2.          Section 5(e) shall be deleted in its entirety and replaced with the following:

"(e)      Adjustment in Number of Shares.  Upon each adjustment to the Exercise Price pursuant to subsection (a), (b) or (d) of this Section 5, this Warrant shall thereafter evidence the right to receive upon payment of the adjusted Exercise Price that number of Shares obtained by multiplying the number of Shares previously issuable upon exercise of this Warrant by a fraction the numerator of which is the Exercise Price prior to adjustment and the denominator of which is the adjusted Exercise Price; provided, however, that in no event, after taking into account any adjustments required pursuant to this subsection (e), shall the aggregate number of Shares issuable under this Warrant or the Additional Warrants, if any, exceed an amount equal to 19.99% of 16,967,785 (the number of outstanding shares of the Company's Common Stock on March 31, 2005, prior to the Petra Loan), as such number of shares may be adjusted for stock splits, stock dividends and other recapitalizations, without the prior approval of the Company's stockholders as required by Section 713 of the American Stock Exchange Company Guide."

3.          The following language:  "the ten (10) trading day period ending two (2) trading days prior", as it appears in Section 10(c)(i) and 10(c)(ii), shall be replaced, in each instance, with: "the five (5) trading day period ending one (1) trading day prior".

4.          This First Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware.

5.          This First Amendment may be executed in any number of counterparts, including counterparts transmitted by telecopier or telefax, and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and both of which taken together shall constitute one and the same agreement.

6.          Except as expressly amended hereby, the Stock Purchase Warrant remains in full force and effect.  Capitalized terms that are not defined herein shall have the same meaning assigned to them in the Stock Purchase Warrant.

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            IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed and delivered as of the date first above written.

HOME SOLUTIONS OF AMERICA, INC.

                                                            By:  ____________________________________
                                                            Name: Rick J. O'Brien
                                                            Title:  Chief Financial Officer

                                                            PETRA MEZZANINE FUND, L.P.

                                                            By:  Petra Partners, LLC, its General Partner

                                                            By:  ____________________________________
                                                            Name: Michael W. Blackburn
                                                            Title:  Managing Member

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